Exhibit 10.7

November 27, 2025

Andrew McDonald

Via email

Dear Andrew:

This letter agreement (the “Agreement”) hereby amends and restates that certain letter agreement, dated July 1, 2023, by and between you and Cushman & Wakefield plc (“C&W,” and such agreement, the “Prior Agreement”), pursuant to which C&W agreed to employ you as Global President & Chief Operating Officer (“COO”) and you accepted such employment. In connection with the redomiciliation of C&W, this Agreement is being entered into by and between you and Cushman & Wakefield Global, Inc. (together with its subsidiaries, the “Company”), effective as of November 27, 2025.

This Agreement summarizes certain terms regarding your continuation of employment as Global President & COO of the Company. Please confirm your acceptance of this Agreement as soon as possible, as indicated below.

ANNUAL BASE COMPENSATION

Your annual base salary will be $900,000, paid on a bi-weekly basis, less appropriate withholdings and deductions, in accordance with the Company’s regular payroll practices. This position is an exempt position for purposes of the Fair Labor Standards Act.

ANNUAL CASH INCENTIVE COMPENSATION

During your employment as Global President & COO, you will be eligible to participate in our annual incentive plan (“AIP”). Your target annual bonus will be $1,700,000, which will be prorated for partial service in this role in a year and subject to a maximum payout of $3,400,000. Your AIP payout is dependent on Company and individual performance against certain goals and objectives and is subject to the discretion and approval by the Board of Directors of the Company and the terms and conditions of the AIP. You must be employed on the payout date to be eligible to receive the payment, as allowed by state or federal law.

ANNUAL EQUITY AWARD

During your employment as Global President & COO, you will also be eligible for an annual equity award with an initial target grant date value of $3,850,000. Equity awards are subject in all respects to approval from the Board and depend on the achievement of Company and individual performance against specified goals and objectives. Annual equity awards, if any, are generally awarded in February each year. It is anticipated that your annual equity awards will consist of 50% time-based restricted stock units (“RSUs”) vesting 1/3 per year over three years and 50% performance-based restricted stock units (“PSUs”) vesting at the end of a 3-year performance period, subject to change at the Board’s discretion. The value of this grant and the number of any RSUs or PSUs granted may vary year to year based on your performance, the Company’s performance, and at the discretion of the Board. The Company reserves the right to change the terms of these awards at any time, and any equity awards granted to you will be subject in all respects to the terms and conditions of the applicable equity incentive plan and award agreement pursuant to which the awards are granted, which terms will govern and prevail.

EMPLOYMENT AT-WILL

Your employment with the Company will remain at-will and may be terminated by either you or the Company at any time, with or without notice and for any or no reason.

TERMINATION

As Global President & COO, you will be eligible to participate in the Cushman & Wakefield Global, Inc. Amended & Restated Executive Employee Severance Pay Plan effective dated as of February 24, 2022 (“Severance Plan”), subject to the terms and conditions of the Severance Plan as it may be in effect from time to time and as such terms are modified herein with respect to your equity awards. Below is an overview of the severance benefits that you may be eligible to receive under the Severance Plan upon certain terminations.

Termination by the Company without Cause not in Connection with a Change in Control

•	Cash Severance

•

Subject to the terms of the Severance Plan, you will be eligible to receive cash severance benefits that consist of: 12 months of continued base salary, your annual target bonus for the year of termination, and a discretionary prorated bonus for the year of termination.

•

Notwithstanding anything to the contrary in the Severance Plan regarding the treatment of your equity awards, in the case of your termination by the Company without Cause that does not occur on or within two years after a Change in Control (as such terms are defined in the Severance Plan), as of your termination date and with respect to your equity awards that are outstanding as of your termination date:

•

you will be deemed to have satisfied all continuous employment requirements with respect to your time-vesting RSUs, and such time-based vesting RSUs will remain outstanding and eligible to be settled and distributed according to their regularly scheduled vesting and settlement schedule set forth in the applicable RSU grant agreement; and

•

you will be deemed to have satisfied all continuous employment requirements through the applicable performance periods with respect to your performance-vesting PSUs, and such performance-based vesting PSUs will remain outstanding and eligible to vest if applicable performance metrics are satisfied as of the end of the applicable performance periods, as provided in the applicable PSU grant agreements.

Termination by the Company without Cause or by You for Good Reason in Connection with a Change in Control

•

Subject to the terms of the Severance Plan, you will be eligible to receive severance benefits that consist of: 24 months of continued base salary, 2 times your annual target bonus for the year of termination, and a discretionary prorated bonus for the year of termination. Your unvested equity awards granted on or after February 24, 2022 will be eligible to receive full accelerated vesting.

In addition, the Severance Plan provides for outplacement benefits and subsidized health benefits, subject to certain limitations and conditions. For the avoidance of doubt, any severance benefits you may be eligible to receive (as modified above with respect to your equity awards upon certain terminations) will be subject to the terms and conditions of the Severance Plan, including, but not limited to, any release requirement.

BENEFITS

You will continue to be eligible for general Company-provided employee benefits as defined by the applicable summary plan descriptions and Company policies. The Company reserves the right to modify or terminate any of its benefits, including the health and welfare plan, at any time at the Company’s sole discretion and without prior notice.

CONFIDENTIALITY

The protection of confidential information and trade secrets is essential for both the Company’s and our employees’ future security. To protect such information, employees may not disclose any trade secrets or confidential information (defined further in the Company’s policies). The Company’s Confidentiality Policy is an ongoing obligation, even after employment with the Company terminates, and you will be subject in all respects to the terms of such policy.

NON-SOLICIT & NON-COMPETE

You reaffirm your agreement that, unless otherwise explicitly authorized by the Board in writing, during your employment and for a period of 12 months following the termination of your relationship with the Company for any or no reason, subject to applicable law, you will not directly or indirectly provide any services for any competing commercial real estate services firm, including, but not limited to, any person, entity, association or organization that provides or engages in leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in real estate assets. In addition, unless otherwise explicitly authorized by the Board in writing, during your employment and for a period of 24 months following the termination of your relationship with the Company, subject to applicable law, you agree not to solicit or hire, or attempt to solicit or hire, any customer, supplier, vendor or employee of the Company to the extent that such hiring or solicitation may result in an adverse impact to the Company. For the avoidance of doubt, the terms set forth in this paragraph and the “Confidentiality” paragraph above supplement and are in addition to, and will not supersede, any other restrictive covenant obligation applicable to you.

Your signature to this Agreement indicates your acknowledgment and acceptance of the provisions set forth above, which provisions supersede any prior discussions between you and the Company (or any of its representatives), including the Prior Agreement, and will be subject, in all respects, to the Company’s employee benefit, compensation, clawback and other relevant policies and/or plans applicable to you, as the same may be in effect from time to time.

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Please execute one copy of this Agreement and return it to me by November 27, 2025.

Regards,

/s/ Stephen Plavin
Name: Stephen Plavin
Title: Non-Executive Chairman

Acknowledged and Accepted:

/s/ Andrew McDonald	Date: November 27, 2025

Andrew McDonald

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